ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2007 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 13, 2007 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2007.

EST reported sales for the second quarter 2007, of $673,979, compared to sales of $640,970 for the same quarter in 2006. For the second quarter of 2007 the Company recorded a Net Income of $55,735, or $0.01 per share, compared to Net Income of $35,304, or $0.01, for the second quarter of 2006. EST recorded Net Income of $122,304 or $0.02 per share on sales of $1,348,536 for the six month period ended June 30, 2007, compared with Net Income of $5,305 or $0.00 per share on sales of $1,128,803 for the same period in 2006.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2007	June 30 2006	June 30 2007	June 30 2006
Sales	$673,979	$640,970	$ 1,348,536	$ 1,128,803
Net income (loss) before tax	67,835	61,786	152,304	6,640
Net Income (loss)	55,735	35,304	122,304	5,305
Weighted average common Shares outstanding	5,153,667	5,153,667	5,153,667	5,152,258
Basic Earnings (Loss) per Share	$ 0.01	$ 0.01	$ 0.02	$ 0.00
Diluted Earnings (Loss) per Share	$ 0.01	$ 0.01	$ 0.02	$ 0.00

Selected Balance Sheet Information
(Unaudited)
	June 30, 2007	December 31, 2006
Cash and cash equivalents	$1,326,766	$ 1,487,848
Total current assets	3,096,231	3,135,144
Property & equipment (net)	143,176	152,655
Total assets	3,268,647	3,319,851
Total current liabilities	240,968	310,351
Long-term debt	-0-	-0-
Stockholders' equity	2,980,279	2,959,000

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM